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                                                                     EXHIBIT 21

                      SUBSIDIARIES OF TETRA TECH, INC.

HSI GeoTrans, Inc., a Virginia corporation
Simons, Li & Associates, Inc., a Colorado corporation
Tetra Tech EM Inc., a Delaware corporation
KCM, Inc., a Washington corporation
Tetra Tech Technical Services, Inc., a Delaware corporation
IWA Engineers, a California corporation
FLO Engineering, Inc., a Colorado corporation
SCM Consultants, Inc., a Washington corporation
Whalen & Company, Inc., a Delaware corporation
Whalen Service Corps Inc., a Delaware corporation
CommSite Development Corporation, a California corporation




All of such subsidiaries are wholly-owned by Tetra Tech, Inc.